Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
November 1, 2007	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Announces Special Dividend of $0.15 per Share

MOUNT AIRY, NC – The Board of Directors of Surrey Bancorp (“The Company”) has declared a special cash dividend of 15 cents ($0.15) per share on the Company’s common stock. This dividend is payable on January 2, 2008, to shareholders of record as of December 10, 2007.

This is the first time the Surrey Bancorp Board has declared a cash dividend, Edward C. “Ted” Ashby, President and CEO said. “The decision to pay a special dividend was made in recognition of the Company’s strong financial performance during 2007.”

Surrey Bancorp (SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with U-Vest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy. Additional information about the Company is available on its website at www.surreybank.com.

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